CONTRIBUTION AGREEMENT

        THIS  CONTRIBUTION AGREEMENT ("Agreement") is made as  of

the  28th  day  of  July,  1995,  by  and  between  HUNT  MIDWEST

ENTERTAINMENT, INC., a Delaware corporation ("Seller"), and CEDAR

FAIR, L.P., a Delaware limited partnership ("Partnership").

                           RECITALS:

A.      Seller  owns  and  operates the tangible  and  intangible

assets comprising the business operations known as Worlds of  Fun and  Oceans  of  Fun  Amusement Parks  located  in  Kansas  City,

Missouri (as  operated by Seller, the "Business").

B.       Seller   desires  to  contribute  to  Partnership,   and

Partnership desires to acquire from Seller, substantially all  of the  assets of the Business on the terms and conditions set forth in this  Agreement.

        NOW,  THEREFORE, in consideration of the mutual  promises

contained herein, Partnership and Seller agree as follows:

                           ARTICLE I

                     CONTRIBUTION OF ASSETS

       1.1   Description Of Assets.  Except as otherwise provided

in Section 1.2 hereof, upon the terms, subject to the conditions,

and  in reliance on the representations, warranties and covenants set  forth  in  this Agreement, Seller agrees to  contribute  and transfer to Partnership, and Partnership agrees to

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acquire from Seller, on the Closing Date (as hereinafter defined)

all  of  the  assets,  properties, rights, contracts  and  claims employed  in  connection with the operations of the Business,  of every  kind and condition, wherever located, whether tangible  or intangible,  real,  personal or mixed  (collectively  hereinafter referred to as the "Assets"), including but not limited to:

        (a)    Real  Estate.   The surface rights  to  the  land,

together   with  the  buildings  and  improvements  thereon   and

appurtenances  thereto  used in the Business,  whether  owned  or

leased,    located   in   Kansas   City,   Missouri,   comprising

approximately  310.75 acres of land lying above the  top  of  the

Winterset  Ledge  of limestone rock, as more fully  described  on

EXHIBIT 1.1(a) hereto (the "Real Estate").

        (b)    Machinery, Equipment and Vehicles.  All  machinery

and equipment and all vehicles owned or leased by Seller and used in  the  operation of the Business, including without  limitation the  machinery,  equipment and vehicles listed on EXHIBIT  1.1(b)

hereto.

       (c)   Receivables.  All receivables of the Business (other

than receivables from affiliates of Seller) held by Seller on the

Closing  Date, including but not limited to the types of accounts receivable  and  notes  receivable described  on  EXHIBIT  l.1(c)

hereto.

        (d)    Supplies  and Inventory.  All merchandise,  games,

food and beverage, maintenance parts, uniforms, and restaurant,



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office  and operating supplies and inventory owned by Seller  and used  in the operation of the Business of the types described  on

EXHIBIT 1.1(d) hereto.

         (e)    Deposits  and  Prepayments.   All  deposits   and

prepayments of the Business made through the Closing Date.

        (f)    Intellectual Property.  All licenses,  franchises,

trademarks,  trade  names,  and service  marks  (whether  or  not registered),  copyrights (whether or not  registered),  know-how,

technical  assistance,  proprietary  technology,  trade  secrets,

training   and   procedural  manuals,   computer   software   and

confidential business information used or useful in the  Business

(collectively   hereinafter  referred  to  as  the  "Intellectual

Property").

        (g)    Executory Contracts.  All rights of  Seller  under

executory contracts of the Business, including but not limited to sponsorship  agreements,  leases, and purchase  and  sale  orders entered  into  in  the ordinary course of the  Business,  and  in existence on the Closing Date.

        (h)    Permits.   The interest of Seller (to  the  extent

transferable) in all permits, licenses, orders and  approvals  of all federal, state and local governmental or regulatory bodies.

       (i)   Records.  All of Seller's books and records relating

to  the Business, including without limitation financial records,

customer files, customer lists, supply lists,
promotional  and  sales  literature,  personnel  records,   sales

records and inventory records.

        (j)   Cash on Hand.  Petty cash funds, vault cash and any

other cash on hand of the Business located on the Real Estate  on the Closing Date excluding cash receipts for July 28, 1995.

        (k)    Other Property.  All other tangible and intangible

property owned by Seller or any affiliate of Seller and  used  in the Business.

       1.2   Excluded Assets.  Notwithstanding the foregoing, the

Assets  contributed to Partnership shall not include  the  assets specified on EXHIBIT 1.2.

                           ARTICLE II

                             PRICE

        2.1    Basic Price and Adjustment.  (a)  The basic  price

("Basic  Price") for the Assets shall be equal to  Forty  Million

Dollars  ($40,000,000).   The Basic Price  shall  be  subject  to

adjustment as follows (as so adjusted, the "Adjusted Price"):

            (i)   Subtract the principal balance of, and  accrued

and unpaid interest on, any debt, including prepayment penalties,

and  other liabilities as of the Closing Date included in Assumed

Liabilities;

          (ii)  Subtract 50 percent of the amount of all receipts

through  the  Closing Date for sales of all types of tickets  for park admission on or after July 29, 1995; and




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          (iii)   Add the amount of petty cash funds, vault  cash

and  any  other  cash on hand of the Business  at  the  close  of business  on the Closing Date, excluding cash receipts  for  July

28,  1995  which shall after the Closing be deposited in Seller's bank accounts.

        (b)    Prior  to the Closing Date, Seller and Partnership

will cooperate in the calculation of a preliminary Adjusted Price in  accordance with paragraph (a) above, and will  agree  on  the amount  of such preliminary Adjusted Price at least one  business day  prior to the Closing Date.  As soon as practicable following the  closing,  but in no event later than 90 days  following  the

Closing, Seller and Partnership will cooperate in the calculation of  and  agree  upon the final Adjusted Price in accordance  with paragraph  (a)  above.  Prior to the end of  such  90-day  period

Seller will also deliver final versions of the schedules required under Section 2.7.

        2.2    Method  of Payment.  The Adjusted Price  shall  be

payable  to  Seller in units of limited partnership  interest  in

Partnership  ("Units"), the value of which for  this  purpose  is agreed  to be $31.50 per Unit.  A number of Units equal in  value to  90  percent of the preliminary Adjusted Price shall be issued and  delivered to Seller on the Closing Date.  A number of  Units equal  in  value to the final Adjusted Price less the  number  of

Units delivered to Seller on the Closing Date shall be issued and delivered to Seller upon agreement between Seller and Partnership as to the final Adjusted Price in accordance with Section 2.1(b).

All  Units  issued to Seller in connection with this  transaction shall be deemed to have been issued on the Closing Date.  If,  at the  time  the third quarter distribution is paid to  holders  of

Partnership's  limited partnership interest, the  final  Adjusted

Price has not been determined, Partnership will pay the amount of such  distribution on the Units held at such time by  Seller  and will  pay the amount of such distribution on the Units comprising the  balance  of the final Adjusted Price as soon as  practicable after the final Adjusted Price has been determined.

        2.3    Assumed Liabilities.  Partnership shall not assume

or  be  responsible  for any liability or obligation  of  Seller,

whether  known  or  unknown,  accrued,  absolute,  contingent  or otherwise, except the following (the "Assumed Liabilities"):

        (a)   Accounts payable unpaid at the Closing Date, of the

types scheduled on EXHIBIT 2.3(a), relating to or arising out  of the  conduct  of the Business in the ordinary course through  the

Closing Date.

        (b)    Accrued operating expenses, for the types of items

scheduled  on EXHIBIT 2.3(b), relating to or arising out  of  the conduct  of  the  Business  in the ordinary  course  through  the

Closing Date.

        (c)   Liability for the debt and capital leases scheduled

on EXHIBIT 2.3(c), including accrued and unpaid interest thereon,

and prepayment penalties, all as of the Closing Date.



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        (d)    Obligations  to perform, after the  Closing  Date,

under the executory contracts described under Section 1.1(g).

         2.4     Retained  Liabilities.   Without  limiting   the

generality  of  Section 2.3, except for the Assumed  Liabilities,

Seller  shall  retain all liabilities whether known  or  unknown,

accrued,  absolute,  contingent  or  otherwise,  incurred  by  or arising  out  of the ownership of the Assets or the operation  of

the   Business   prior  to  the  Closing  Date   (the   "Retained

Liabilities"), including but not limited to:

        (a)    Liabilities for income and franchise taxes payable

with  respect to the Business through the Closing Date,  and  for all  other taxes except current taxes not yet due on the  Closing

Date of the types scheduled on EXHIBIT 2.3(b).

         (b)    All  intercompany  liabilities  payable  to   any

affiliate  of  Seller other than those liabilities  scheduled  on

EXHIBIT 2.3(c).

        (c)    Costs and professional fees incurred by Seller  or

any   of  its  affiliates  in  connection  with  the  transaction contemplated by this Agreement.

       (d)   Any contingent liabilities related to or arising out

of  events  occurring  or  facts and circumstances  in  existence before  the  Closing Date, including but not limited to  personal injury  claims,  labor-related or employee benefit  matters,  tax matters  or  other claims or litigation of any kind, whether  now pending or threatened or asserted after the Closing.

        (e)    Any  claims or liabilities for amounts payable  or

relating  to:   (i)  employees  of the  Business  in  respect  of

operations  of the Business prior to the Closing Date,  including payroll  for periods prior to the then-current payroll period  at the  Closing Date; (ii) 50 percent of incentive compensation  and sales  commissions  earned or to be earned during  calendar  1995 under  Seller's  programs in effect on the  Closing  Date;  (iii)

deferred    compensation,   severance,   medical    benefit    or

hospitalization  or  other employee benefit  plans,  programs  or arrangements  maintained  or contributed  to  by  Seller  or  any affiliate  of  Seller, or under federal or state  laws  governing

such   plans,  programs  or  arrangements  and  employee  expense accounts relating to the operations of the Business prior to  the

Closing; and (iv) FICA taxes, withholding taxes, accrued salaries and  wages, and unemployment insurance payables relating  to  the operation  of the Business prior to the Closing Date,  except  to the extent included in Assumed Liabilities under Section 2.3(b).

        (f)    Without  limiting the generality of paragraph  (d)

above,  liabilities related to or arising out of events occurring or  circumstances in existence on or before the Closing  Date  in connection  with  any matter of a nature regulated  or  addressed under any Environmental Law, as defined in Section 4.7.

       (g)   Obligations under the employment contract identified

in EXHIBIT 4.12.

        2.5    Closing Date.  The closing ("Closing") under  this

Agreement  shall take place at the offices of Squire,  Sanders  &

Dempsey, 4900 Society Center, 127 Public Square, Cleveland,  Ohio

as  of  11:59  p.m. (E.D.T.) on July 28, 1995, or at  such  other

date,   time  and  place  as  shall  be  mutually  agreeable   to

Partnership  and  Seller (the date and the time  of  the  Closing herein  referred to as the "Closing Date").  All matters  at  the

Closing shall be considered to take place simultaneously  and  no delivery  of  any  document shall be deemed  complete  until  all transactions and deliveries of documents are made.

        2.6    Transfer Expenses.  The costs of the title search,

the  extended coverage owner's ALTA policy with endorsements, and the recordation of the deed(s) and other instruments will be paid by Seller.

        2.7    Allocation of Price.  Partnership and Seller will,

on  or  prior to the Closing Date, agree to an allocation of  the

Adjusted  Price  among  the Assets in a  manner  consistent  with

Partnership's appraisal of the Assets, the provisions  of  Treas.

Reg.  1.704-l(b)(2)(iv)(h) and the principles of Section 1060  of the Internal Revenue Code of 1986, as amended (the "Code"), which allocation  shall be reflected on a written schedule which  shall be  delivered at Closing.  Seller shall also provide  a  schedule showing the adjusted tax basis for federal income and alternative minimum tax purposes (and, if different, for any state income  or franchise tax purpose) of each Asset listed on the schedule.

Such  schedule  may be subject to adjustment in  accordance  with

Section 2.1(b).

        2.8    Statement  of Intention.  Partnership  and  Seller

intend that the contribution of Assets by Seller pursuant hereto,

and the assumption of Assumed Liabilities by Partnership  and the

issuance  of  the  Units  in  exchange  for  such  Assets,   will

constitute  a contribution of the Assets by Seller to Partnership pursuant to Code Section 721.

        2.9.   Assignment of Assets.  (a) Seller  will  use  best

efforts,  and Partnership will cooperate with Seller,  to  obtain all non-governmental approvals, consents or waivers necessary  to

assign   to   Partnership   all  leases,   contracts,   licenses,

agreements,  commitments, property interests,  qualifications  or other  rights  included  in the Assets or  any  claim,  right  or benefit  arising thereunder or resulting therefrom (collectively,

the  "Interests")  as  soon  as practicable  in  order  that  the contribution  of  the Assets hereunder will  not  result  in  the termination of, or default under, any Interest.

        (b)    To  the  extent any of the approvals, consents  or

waivers referred to in paragraph (a) above have not been obtained with  respect  to any Interest by Seller as of the  Closing,  and without  limiting the rights of Partnership under this Agreement,

Seller will, during the remaining term of such Interest, use best efforts,  to (i) obtain such approval, consent or waiver  of  any third party; (ii) cooperate with Partnership in any reasonable and lawful arrangement designed to provide the benefits of such

Interest  to  Partnership; and (iii) enforce, at the  request  of

Partnership   and  at  the  expense  and  for  the   account   of

Partnership,  any  rights of Seller arising  from  such  Interest against  the issuer thereof or the other party or parties thereto

(including  the right to elect to terminate any such Interest  in accordance  with  the terms thereof upon the  written  advice  of

Partnership).   To  the  extent that Seller  enters  into  lawful

arrangements designed to provide the benefits of any Interest  as set forth in clause (ii) above, such Interest shall be deemed  to have  been  assigned to Partnership for purposes of  Section  1.1 hereof.

       2.10  Obtaining Permits and Licenses.  Seller will assign,

transfer   or   convey  to  Partnership  at  the  Closing   those

governmental  permits  and licenses scheduled  on  EXHIBIT  2.10,

which  are held or used by Seller exclusively in connection  with the  Business  and  which can be assigned without  consent  under applicable law.

                          ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF PARTNERSHIP

        Partnership hereby represents and warrants to  Seller  as

follows:

        3.1   Organization.  Partnership is a limited partnership

duly  organized, validly existing and in good standing under  the laws of the State of Delaware.  The managing general  partner of

Partnership is Cedar Fair Management Company, a corporation  duly organized, validly existing and in good standing under  the  laws

of   the   State  of  Ohio  (the  "Managing  General   Partner").

Partnership has all requisite partnership power and authority  to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

        3.2   Authority for Transaction.  The execution, delivery

and   performance  of  this  Agreement  by  Partnership  and  the consummation  of the transactions contemplated hereby  have  been duly  and  validly  authorized by Partnership  by  all  necessary action on the part of Partnership.  This Agreement has been  duly and  validly  executed and delivered by Partnership  and  is  the valid  and binding Obligation of Partnership, enforceable against

Partnership in accordance with its terms.  Neither the  execution and delivery of this Agreement by Partnership nor the performance by  Partnership  pursuant hereto will (i)  violate  Partnership's

Certificate  of  Limited Partnership or  the  Third  Amended  and

Restated Agreement of Limited Partnership of Cedar Fair, L.P., as

amended (the "Limited Partnership Agreement") or, with or without the  giving of notice or the lapse of time, or both, (ii) violate any provision of law, rule or regulation to which Partnership  is subject,  (iii) violate any order, judgment or decree  applicable to  Partnership or (iv) conflict with or result in a violation or breach  of,  or  permit any third party to rescind  any  term  or provision of, or constitute a default under any indenture, mortgage, deed of trust or other material contract, license or other agreement to which Partnership is a party; except, in  each case,  for violations, conflicts, breaches or defaults  which  in

the   aggregate  would  not  materially  hinder  or  impair   the

consummation of the transaction contemplated hereby.

        3.3    Brokerage  or  Finder's  Fees.   Except  for  Bear

Stearns,  Partnership  has not employed  any  broker,  finder  or agent, or, except for the fee or commission of Bear Stearns,  the cost  of  which will be borne by Partnership, agreed  to  pay  or incurred  any  brokerage  fee, finder's fee  or  commission  with respect to the transaction contemplated by this Agreement.

        3.4    Filings and Consents.  Except for the requirements

of  the  Hart-Scott-Rodino  Antitrust Improvements  Act  of  1976

("HSR")  and  Regulation D under the Securities Act of  1933,  as amended  (the "Securities Act"), and except for filings  required for  the registration of Partnership to do business in the  State of  Missouri,  no  consent,  approval  or  authorization  of,  or declaration,  exemption by, or filing or registration  with,  any governmental  or  regulatory authority or other  third  party  is required to be made or obtained by Partnership in connection with the  execution, delivery and performance by Partnership  of  this

Agreement and the transaction contemplated hereby.

       3.5   Partnership Information.  Partnership has previously

delivered to Seller its Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Form 10-K"), and its Quarterly Report on Form 10-Q relating to the fiscal quarter ended March 26, 1995 (the "Form 10-Q").  Neither the Form 10-K or

Form 10-Q, as of the dates they respectively were filed with  the

Securities  and  Exchange Commission, and  no  representation  or warranty by Partnership in this Agreement, contains or will  when furnished  contain  any untrue statement of a  material  fact  or omits or will then omit to state a material fact necessary to  be stated  therein  or  necessary in order to  make  the  statements therein,  in  light of the circumstances under  which  they  were made, not misleading.

         3.6     Capitalization.   Partnership's   capitalization

consists  entirely  of  at least 100  million  units  of  limited partnership  interest and general partnership interest  permitted to  be  issued under the Limited Partnership Agreement, of  which

22,240,208  units  of  limited partnership  interest  and  a  one percent  general partnership interest are outstanding as  of  the

date   of  this  Agreement.   Except  as  contemplated  by   this

Agreement,  there are no outstanding rights to  acquire,  nor  is

Partnership  obligated  in any manner  to  issue,  units  of  its limited or general partnership interest, other than approximately

52,500  units of limited partnership interest issuable to certain employees as deferred compensation.

        3.7   Units to be Issued.  When issued to Seller pursuant

to  this  Agreement (a) the Partnership Interests (as defined  in the Limited Partnership Agreement) in Partnership represented by
the   Units  will  have  been  duly  authorized  by  the  Limited

Partnership Agreement and Delaware law, and (b) the Units  issued to Seller will represent validly issued and, subject to the terms of this Agreement and of the Limited Partnership Agreement and to

statutory  obligations  under  Delaware  law,  fully   paid   and

nonassessable  limited partner interests  in  Partnership.   Upon

compliance by Seller with the requirements of Section 12.2 of the

Limited  Partnership Agreement, Seller will  be  admitted  as  an

Additional Limited Partner, as defined in the Limited Partnership

Agreement.

       3.8   Absence of Changes.  Except as disclosed in the Form

10-K or the Form 10-Q, since December 31, 1994, there has been no material  adverse change in the financial condition, business  or properties of Partnership.

        3.9   Nonrecourse Debt.  As of the Closing, the amount of

nonrecourse  liability, as defined in Treas. Reg.  1,752-1(a)(2),

of  the  Partnership will not be less than Fifty Million  Dollars

($50,000,000).



                           ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller  hereby represents and warrants to Partnership  as

follows:

        4.1    Corporate Organization.  Seller is  a  corporation

duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly licensed and qualified and  in  good  standing in Missouri and all  other  jurisdictions where  licensing or qualification is required, except  where  the failure  to be so licensed or qualified would not have a material

adverse  effect  on  the  Business.   Seller  has  all  necessary

corporate  power and authority to own and use its properties  and to  transact the Business as presently conducted, and to execute,

deliver  and  perform  this  Agreement  and  to  consummate   the

transactions contemplated hereby.

        4.2   Power and Authority; No Default Upon Transfer.  The

execution, delivery and performance of this Agreement  by  Seller and the consummation of the transactions contemplated hereby have been  duly  and  validly authorized by Seller  by  all  necessary corporate action on the part of Seller.  This Agreement has  been duly  and  validly executed and delivered by Seller  and  is  the valid  and  binding  obligation of  Seller,  enforceable  against

Seller  in accordance with its terms.  Neither the execution  and delivery  of  this  Agreement by Seller nor  the  performance  by

Seller  pursuant hereto will (i) violate Seller's Certificate  of

Incorporation or By-Laws or, with or without the giving of notice or the lapse of time, or both, (ii) violate any provision of law,

rule or regulation to which Seller is subject, (iii) violate  any order,  judgment or decree applicable to Seller, or (iv),  except as disclosed on EXHIBIT 4.2, conflict with or result in a violation or breach of, or permit any third party to rescind any

term  or  provision  of,  or  constitute  a  default  under   any

indenture,  mortgage, deed of trust or other  material  contract,

license or other agreement to which Seller is a party.

        4.3    Title  to Tangible Personal Property.   Except  as

described  on EXHIBIT 4.3, Seller has good title to the  tangible personal property included in the Assets, free and clear  of  all mortgages,  liens, security interests, charges,  encumbrances  or other  title  defects of any nature whatsoever,  except  for  the liens of current state and local taxes not yet due and payable.

         4.4    Title  to  Real  Estate;  Buildings.   Except  as

described on EXHIBIT 4.4, Seller has good and marketable title to the  Real  Estate,  free  and  clear  of  all  mortgages,  liens,

encumbrances  and  other title defects of any nature  whatsoever,

except  real  estate taxes and assessments (general and  special)

not  yet  due  and  payable,  zoning ordinances,  and  except  as described  in  the  commitment for title insurance  described  in

Section 7.1(e).  The mining and other operations conducted and to be  conducted subjacent to the Real Estate will not cause harm to or  unreasonably interfere with the Real Estate or the  Business.

Except  as  set  forth on EXHIBIT 4.4 or otherwise  disclosed  to

Partnership in writing, all buildings and structures used in  the conduct  of  the  Business are in good and usable  condition  and conform  with  all  existing  applicable  ordinances,  codes  and regulations on the Closing Date.

        4.5    Condition  of  Assets.  Except  as  set  forth  on

EXHIBIT 4.5 or otherwise disclosed to Partnership in writing, all of  the Assets necessary for the conduct of the Business (whether real or personal, owned or leased) have been built, operated  and maintained  in accordance with prudent practice in the  amusement park  industry, including at a minimum compliance with applicable manufacturers' recommendations, are in good condition and repair,

ordinary wear and tear excepted, and are usable and are presently being used in the ordinary course of the Business, and all Assets

which   are  amusement  rides  or  other  equipment  subject   to

regulation  by the State of Missouri or any political subdivision thereof have been operated and maintained in accordance with  all

regulations  of  such  authorities.   Except  as  set  forth   on

EXHIBIT  4.5,  the  Assets  other than the  Excluded  Assets  are sufficient to carry on the Business in the manner in which Seller has conducted such Business.

        4.6    Litigation.  Except as disclosed in  EXHIBIT  4.6,

there is no action, suit or proceeding pending or, to the best of

Seller's Knowledge, threatened against or affecting Seller or any affiliate of Seller, with respect to the Business or the  Assets,

at   law,  in  equity,  by  way  of  arbitration  or  before  any governmental department, commission, board or agency.  Seller  is not in default with respect to any order, injunction or decree of any court or governmental department, commission, board or agency and no such order, injunction or decree is now in effect which restrains the operations of the Business or the use of the

Assets.   To  the  best  of  Seller's  Knowledge,  there  are  no

presently existing facts or conditions which might give  rise  to any  charge,  claim, litigation, proceeding, or investigation  by any  third  party  which might materially  adversely  affect  the

Business  or  the Assets, nor are there any facts  or  conditions which might give rise to any order of condemnation, appropriation or other taking of any of the Assets.

        4.7    Environmental  Matters.  Except  as  described  on

EXHIBIT 4.7, the Business, as currently being conducted, and  the properties  owned or operated by Seller in connection  therewith,

are  in  compliance  in  all  respects with  existing  applicable

Environmental  Laws,  except where the  failure  to  be  in  such compliance  would  not  have a material  adverse  effect  on  the

Business or the Assets.  The term "Environmental Laws" means  all existing  applicable statutes, regulations, ordinances, standards or  requirements relating to protection of health, safety or  the

environment,   including  without  limitation  the  Comprehensive

Environmental Response, Compensation and Liability Act  of  1980,

as  amended,  42 U.S.C.  9601, et seq. ("CERCLA"),  the  Resource

Conservation   and  Recovery  Act,  42  U.S.C.   6901   et   seq.

("RCRA"),  and  all  other  federal, state  and  local  laws  and regulations  governing the use, presence or release of  Regulated

Substances  into the environment, existing at the  Closing  Date.

Except as described on EXHIBIT 4.7, Seller has timely filed all required reports, obtained all required approvals and permits,

and generated and maintained all required data, documentation and records under applicable Environmental Laws.  Neither Seller nor,

to the best of Seller's Knowledge, any other person has released,

generated,  treated,  disposed of, or  transported  to  or  from,

property  owned or operated in connection with the Business,  any

Regulated   Substances  except  in  compliance  with   applicable

Environmental  Laws.   For purposes of this Agreement,  the  term

"Regulated Substances" means and includes any hazardous or  toxic waste, substance or material defined as such in, or regulated  or addressed under, any Environmental Law.  Seller has not  received

any   notice  from  any  governmental  agency  charged  with  the protection  of public health or the environment, or other  person or  entity,  advising  that  it  is responsible,  or  potentially responsible,  for  clean-up  or other  costs  associated  with  a release or a threatened release of Regulated Substances at, on or under any property owned or operated by Seller in connection with the  Business,  or  on  or  from some  other  facility  to  which

Regulated  Substances from the Business may have been  sent.   To

the best of Seller's Knowledge, there are no prohibitions imposed by  any  Environmental  Law that could materially  and  adversely affect  any  change or expansion of operations  of  the  same  or similar nature as currently conducted by the Business.

       4.8   Financial Information.

         (a)    Audited  Financials.   Seller  has  delivered  to

Partnership the audited financial statements of the Business  for the  fiscal years ended December 31, 1993 and 1994 (collectively,

the  "Audited  Financials").  The Audited  Financials  have  been prepared  in  accordance with GAAP (except as  disclosed  in  the notes  thereto), and present fairly in all material respects  the financial position of the Business at such dates and the  related results of operations and cash flows for the years then ended.

        (b)    June 30, 1995 Balance Sheet.  Seller has delivered

to  Partnership the unaudited June 30, 1995 balance sheet of  the

Business (the "June 30, 1995 Balance Sheet").  The June 30,  1995

Balance  Sheet is accurate and complete and fairly  presents,  in all material respects, the financial position of the Business  as of June 30, 1995.

        (c)    Attendance Statistics.  EXHIBIT 4.8(c)  accurately

reflects  the attendance at the amusement parks operated  by  the

Business during the last three calendar years.

       (d)   Receivables.  All receivables included in the Assets

(1)  are  valid and subsisting; (2) were obtained in the ordinary course of business; (3) are not subject to any defenses, set-offs or  counterclaims  against Seller, other than returns  of  unused admission  tickets for credit to customer accounts; and  (4)  are collectible  in  the ordinary course subject to bad  debt  losses consistent with historical results of operation of the Business.

       (e)   Inventories.  All inventories included in the Assets

(which are described on EXHIBIT 1.1(d) hereto) are valued at  the lower of cost or market value and, except for obsolete or damaged items which have been written down to an amount not in excess  of realizable  market  value, consist of  items  of  a  quality  and quantity currently usable and saleable in the ordinary course  of the Business as Seller has operated it in the past.

         4.9     Qualified  Liabilities.   All  of  the   Assumed

Liabilities were incurred either

        (a)    more than two years prior to the date of execution

of this Agreement; or

        (b)    in the ordinary course of Seller's conduct of  the

Business not in anticipation of the transactions contemplated  by this Agreement.

       4.10  Trademarks, Etc.  EXHIBIT 4.10 lists all trademarks,

trade  names, service marks and copyrights, and registrations  of

any  of  the  foregoing  (and  pending  applications   therefor),

intellectual  property  licenses, franchises  and  licensing  and franchising  agreements  (whether as licensor  or  franchisor  or licensee  or  franchisee)  used in the  Business  and  all  other agreements  and  commitments  with respect  to  the  Intellectual

Property.   None  of  the  past or present  employees,  officers,

directors or shareholders of Seller has any rights in any of  the

Intellectual Property which has been or is used by Seller in  the

Business. Seller has not granted any outstanding licenses or other rights to Intellectual Property used in the

Business  that  is  owned  by or licensed  to  Seller  except  as described  on  EXHIBIT 4.10, and Seller is not  liable,  nor  has

Seller  made  any contract or arrangement whereby it  may  become liable,  to any person for any royalty or other compensation  for the  use  of  any Intellectual Property.  None of the  rights  of

Seller  in  (as  transferred to Partnership), to  and  under  any

Intellectual  Property  used in the Business  will  be  adversely affected  by  the  consummation of the transactions  contemplated

hereby.   There  is  no  pending or,  to  the  best  of  Seller's

Knowledge, threatened litigation or proceeding against Seller  or any  of its affiliates involving such Intellectual Property,  and

Seller has not received any notice or claim of conflict with  the asserted  rights of others involving such Intellectual  Property.

To the best of Seller's Knowledge, the operations of the Business as  presently conducted do not infringe any rights of  others  to the  Intellectual Property or to any intellectual property  owned by others.

        4.11   Labor  Relations.   (a) EXHIBIT  4.11  contains  a

complete   list  of  all  full-time  employees  of  the  Business

(including employees of Seller and employees of any affiliate  of

Seller  a majority of whose work relates to the Business),  their dates of hire, their rates of compensation and a description of all employee benefits provided by Seller or such affiliate,

including profit-sharing, bonus or incentive plans and all

insurance coverage.  Since the date of such list, there  has  not been  any change in employee benefits or compensation payable  or to  become  payable  by  Seller or such  affiliate  to  any  such employee except such changes required under the terms of  one  of the  collective bargaining agreements to which Seller is a  party and which are described in paragraph (c) below.

        (b)    (i)  Neither Seller nor any affiliate  thereof  as

determined  under Internal Revenue Code ("Code") section  414(b),

(c),  (m)  or  (o) ("ERISA Affiliate") maintains, administers  or contributes  to, or has maintained, administered  or  contributed to,  nor  do the employees or former employees of Seller  or  any

ERISA  Affiliate receive or expect to receive as a  condition  of employment, benefits pursuant to any:

              (A)   employee pension benefit plan (as defined  in

       Section  3(2)  of the Employee Retirement Income  Security

       Act  of  1974,  as amended ("ERISA")), including,  without limitation, any multiemployer plan as defined  in  Section

       3(37) of ERISA ("Plan");

              (B)   employee welfare benefit plan (as defined  in

       Section 3(1) of ERISA) ("Welfare Plan"); or

              (C)   bonus, deferred compensation, stock purchase,

       stock   option,   severance  plan,  salary   continuation,

       vacation, sick leave, fringe benefit, incentive,
       insurance,   welfare  or  similar  arrangement  ("Employee

       Benefit Plan");

other  than those Plans, Welfare Plans and Employee Benefit Plans described  in Exhibit 4.11.  Except as required by section  4980B of  the Code, neither Seller nor any ERISA Affiliate has promised any former employee or other individual not employed by Seller or any ERISA Affiliate medical or other benefit coverage and neither

Seller  nor any ERISA Affiliate maintains or contributes  to  any

plan   or  arrangement  providing  medical  benefits  to   former

employees,  their  spouses or dependents or any other  individual not employed by Seller or any ERISA Affiliate.

        (ii)  All Plans, Welfare Plans and Employee Benefit Plans

and any related trust agreements or annuity contracts comply with and are and have been operated in accordance with each applicable provision of ERISA, the Code (including, without limitation,  the requirements of Code section 401(a), to the extent  any  Plan  is intended  to  conform to that section), other  federal  statutes,

state  law  (including, without limitation, state insurance  law)

and the regulations and rules promulgated pursuant thereto or  in connection therewith, except any such noncompliance as would  not adversely affect the qualification of such Plans under the  Code.

Seller has applied to the Internal Revenue Service ("IRS") for  a favorable determination as to the qualification under the Code of each of the Plans and each amendment thereto.  Each trust funding any Plan or Welfare Plan is and has been tax-exempt.

        (iii)   Neither Seller nor any ERISA Affiliate maintains,

administers   or   contributes  to,  or  has   ever   maintained,

administered  or  contributed to, any  Plan,  including,  without limitation,  any multiemployer plan (as defined in ERISA  Section

3(37)),  which  is or was subject to Title IV  of  ERISA  or  the minimum  funding  standard requirements of Code  section  412  or

Section 302 of ERISA.  Neither Seller nor any ERISA Affiliate has

failed  to make any contributions or to pay any amounts  due  and owing  as  required  by the terms of any Plan,  Welfare  Plan  or

Employee  Benefit  Plan, or under ERISA or any  other  applicable

law.   Full payment has been made of all amounts which Seller  or any  ERISA Affiliate is required or committed to pay to the Plans as of the date hereof.

        (c)    Seller  has  provided to Partnership  a  true  and

complete  copy of Seller's collective bargaining agreements  with

Service Employees International Union, Local 96, and the American

Federation of Musicians, Local 34.  Seller is not a party to  any other  collective  bargaining agreements or  other  contracts  or commitments  to  or  with  any labor  unions  or  other  employee representatives  or  groups of employees, and,  to  the  best  of

Seller's   Knowledge,   no  other  labor  organization   or   any

representative  thereof  has  made any  attempt  to  organize  or represent  employees of Seller.  No employee of an  affiliate  of

Seller listed on EXHIBIT 4.11 is a member of any labor union.

        4.12  Contracts and Commitments.  EXHIBIT 4.12 contains a

complete  list  of  all  contracts, leases or  other  commitments relating to the Business involving more than $25,000 or at  least one  year  in duration.  Seller is not in default under any  such contract and all such contracts, leases and commitments are valid and  in effect; and, to the best of Seller's Knowledge, no  other party thereto is in default.  Seller has delivered to Partnership a true and correct copy of each document listed on EXHIBIT 4.12.

       4.13  Brokerage and Finder's Fee.  Seller has not employed any  broker,  finder or agent, or agreed to pay or  incurred  any brokerage  fee,  finder's fee or commission with respect  to  the transactions contemplated by this Agreement.

        4.14   Compliance  with  Laws.  Except  as  described  on

EXHIBIT  4.2  or otherwise disclosed to Partnership  in  writing,

Seller and its affiliates have, in the operation of the Business,

duly  complied  with all laws and regulations of federal,  state,

local  and  foreign governments applicable to the  Business,  and

Seller  is  not  in default with respect to any order,  judgment,

writ, injunction, decree, award, rule or regulation applicable to the  Business  of any court, governmental or regulatory  body  or arbitrator  and no event has occurred which with  notice  or  the

passage of time or both would constitute such a default.   Seller

has not received notice of any violation of any law or regulation of  any  federal, state, local or foreign government relating  to the Business.

        4.15   Filings  and  Consent.  Other  than  the  approval

required  under  HSR  and the amendment of the  zoning  ordinance referred  to in Section 7.1(h) hereof, no authorization, approval or  consent of any governmental department, bureau or  agency  or other  public board or authority is required for the consummation by Seller of the transactions contemplated by this Agreement.

        4.16   Licenses and Permits.  Attached hereto as  EXHIBIT

4.16 is a list of all licenses and permits held by Seller for the operation  of the Business, copies of which licenses and  permits have  been  furnished to Partnership.  Such licenses and  permits constitute all licenses and permits necessary for Seller  to  own the  Assets or conduct the Business.  Each such license or permit is  in full force and effect.  There is no material violation  of any  such license or permit.  No proceeding is pending or, to the best of Seller's Knowledge, threatened seeking the revocation  or limitation of any such license or permit.

        4.17   Absence  of Certain Changes.  Since  December  31,

1994, there has not been:

        (a)    any  material  adverse  change  in  the  financial

condition,  assets or liabilities, or results of  operations,  of the  Business  other  than  changes in  the  ordinary  course  of business,  which changes have not in the aggregate been  and  are not reasonably likely to become materially adverse;

       (b)   any materially adverse change in the relationship of

Seller or any of its affiliates with any suppliers, customers,

sponsors  or  other  third parties having business  relationships with the Business; or

        (c)   any change in the accounting principles or practice

utilized by Seller with respect to the Business.

         4.18    Material   Misstatements   or   Omissions.    No

representation  or warranty by Seller in this Agreement  nor  any document, certificate or schedule furnished or to be furnished to

Partnership  by or on behalf of Seller pursuant hereto  contains,

or  will  when  furnished  contain, any  untrue  statement  of  a material  fact, or omits, or will then omit to state, a  material fact necessary to be stated therein or necessary in order to make the  statement therein, in light of the circumstances under which they were made not misleading.

                           ARTICLE V

                    COVENANTS OF PARTNERSHIP

       Partnership covenants and agrees with Seller as follows:

           5.1     Confidentiality of Information.  All nonpublic

documents  and  information obtained pursuant to  this  Agreement shall  be  deemed  strictly confidential, and if the  transaction contemplated by this Agreement is not consummated for any reason,

all copies of said information shall promptly be returned (except for  one  copy  which shall be retained in strict  confidence  by

Partnership's counsel) and Partnership shall maintain such confidence and shall not disclose or utilize such nonpublic information in any way, except (a) as it may have

otherwise  become  public  information  without  breach  of  this

Agreement  by  Partnership, or (b) as it may be  required  to  be divulged  by  Partnership to comply with  legal  requirements  in which  case, Partnership will notify Seller, consult with  Seller on  the  advisability of taking steps to resist  or  narrow  such

requirement   and,  if  disclosure  is  then  legally   required,

cooperate with Seller in any attempt that Seller makes to  obtain reliable  assurance that confidential treatment will be  accorded

to  designated  portions of such information.   Nothing  in  this

Section   shall  be  construed  to  restrict  the  disclosure  by

Partnership  of  such  information which  Partnership  reasonably believes it is obligated to disclose under the federal securities laws.

        5.2   HSR Filing.  Partnership has filed or caused to  be

filed the reports, documents, filings and other data required  to

be   filed  pursuant  to  HSR  and  the  regulations  promulgated thereunder, and shall promptly coordinate with Seller and respond

to   any   requests  for  additional  information  in  connection

therewith.

       5.3   Cooperation.  Partnership will cooperate with Seller

to  secure  all  necessary  consents, approvals,  authorizations,

exemptions and waivers from third parties as
shall   be  required  in  order  to  consummate  the  transaction

contemplated hereby.

         5.4  Books and Records; Personnel.  For a period of five

years  after the Closing Date (or such longer period  as  may  be required  by any federal, state or local governmental  agency  or ongoing  litigation  or  in connection  with  any  administrative proceeding):

        (a)    Partnership will not dispose of or destroy any  of

the business records and files of the Business except after first

giving  30  days' prior written notice to Seller.   Seller  shall

have  the  right, at its option and expense, upon  prior  written

notice  to  Partnership  within  such  30-day  period,  to   take

possession of the records and files within 60 days after the date of Seller's notice to Partnership.

          (b)     Partnership   will   allow   Seller   and   its

representatives access to all business records and files  of  the

Business  which  are  transferred to  Partnership  in  connection herewith,  during  regular  business hours  and  upon  reasonable notice  at  Partnership's principal place of business or  at  any location where such records are stored, and Seller shall have the right, at its own expense, to make copies of any such records and files;  provided, however, that any such access or copying  shall be  had  or done in such manner so as not to interfere  with  the normal conduct of Partnership's business or operations.

        (c)    Partnership  will  make  reasonably  available  to

Seller,  upon  written  request and on  a  basis  that  does  not interfere with Partnership's normal operation of the Business or

any   other   business  of  the  Partnership,  (i)  Partnership's

personnel to assist Seller in locating and obtaining records  and files  maintained  by Partnership and (ii) any  of  Partnership's personnel  previously  in  Seller's employ  whose  assistance  or participation  is reasonably required by Seller  in  anticipation of, or preparation for, existing or future litigation, tax return preparation  or  other  matters in which Seller  or  any  of  its affiliates is involved and which is related to the Business.

        5.5    Board Membership.  Partnership will use  its  best

efforts to cause a representative of Seller to be elected to  the

Board  of Directors of the Managing General Partner, so  long  as

Seller owns more than 690,000 Units; provided, however, that such representative  shall  be Lee Derrough,  Lamar  Hunt  or  another individual reasonably acceptable to the Managing General  Partner and to Partnership.

                           ARTICLE VI

                      COVENANTS OF SELLER

        Seller covenants and agrees with Partnership as follows:

        6.1    Carry on Business in Usual Manner.  From the  date

hereof to the Closing Date, Seller will carry on the Business  in the  usual and ordinary course as heretofore conducted (including but not limited to practices with regard to receivables and payables) and, without the written consent of Partnership, Seller will  not  engage in any transaction which would be  inconsistent with any representation or warranty of Seller set forth herein or which  would  cause  a  breach  of  any  such  representation  or

warranty.   Seller  agrees to use its best efforts  to  keep  the

Business  intact, to keep available the services of  its  present employees,  and  to  preserve  the  goodwill  of  its  suppliers,

sponsors, customers and others having business relations with it.

        6.2   Access to Information.  From the date hereof to the

Closing  Date,  Seller  will  afford to  the  representatives  of

Partnership,  including its counsel and auditors,  during  normal business  hours and upon reasonable notice, reasonable access  to the  Assets  and to any and all information with respect  to  the

Business,  to the end that Partnership may have full  opportunity to  make such investigation in advance of the Closing Date as  it shall  reasonably desire.  All such information and access  shall be  subject  to  Section 5.1 of this Agreement, relating  to  the confidentiality of information.

        6.3   HSR Filing.  Seller has filed or caused to be filed

the  reports,  documents, filings and other data required  to  be filed pursuant to HSR and the regulations promulgated thereunder,

and shall promptly coordinate with Partnership and respond to any requests for additional information in connection therewith.

        6.4    Further  Assurances.  From and after  the  Closing

Date,  Seller shall, at the request of Partnership,  execute  and deliver to Partnership all such further assignments, endorsements and other documents as Partnership may reasonably request for the purpose of effecting transfer of Seller's title to the Assets  to

Partnership.

        6.5    Employment of Employees.  Seller will use its best

efforts  to  assist Partnership in securing the services  of  the employees  indicated on EXHIBIT 4.11 from and after  the  Closing

Date.

        6.6    Exclusivity.   Unless notified by  Partnership  in

writing that Partnership is no longer considering the acquisition of  the  Business, or unless the Closing has not occurred  on  or

before   September  30,  1995,  Seller  will  not,  directly   or

indirectly, offer or agree to sell, or provide an option to  buy,

any  of  the  Assets  to or initiate, entertain  or  conduct  any negotiations  with,  or  supply documents  to,  any  corporation,

partnership, firm or person other than Partnership, for  purposes of  permitting  analysis  or evaluation  of  the  sale  or  other disposition of all or substantially all of the assets  comprising the Business.

        6.7    Noncompetition.  For a period of five years  after

the  Closing  Date, Seller agrees not to compete with Partnership in the operation of any amusement park or similar business competitive with the amusement parks presently operated by the

Business  within a 200-mile radius of such amusement  parks.   As

promptly  as possible following the Closing Date, Seller  or  its affiliate will dissolve Oceans of Fun St. Louis, Inc., a Missouri corporation, or will cause the name of such corporation to be changed  to a name which will not be confusingly similar  to  any trade name presently used by the Business.

       6.8   Tax Payments and Returns.

       (a)   Seller will be responsible for the timely payment of

all  taxes  due with respect to its ownership of the  Assets  and operation  of  the  Business prior to the  Closing  except  taxes constituting Assumed Liabilities.

        (b)   Seller will be responsible for all tax returns  and

reports required by law to be filed in respect of the Assets  and the  Business for all periods ending on or prior to the  Closing.

Seller  will  provide Partnership with copies of all of  Seller's state  and federal returns filed with respect to the contribution of  the  Assets under this Agreement or with respect  to  periods including  the  Closing Date, and with any other tax  information reasonably requested by Partnership.

        6.9    Restrictions on Development.  From and  after  the

date  hereof, Seller shall not sell or develop the parcel of real property  comprising approximately 29.48 acres, adjacent  to  the southwest corner of the Real Estate, presently owned by Seller and more particularly described in EXHIBIT 6.9 (the "Undeveloped

Parcel") except in accordance with the restrictions set forth  in

EXHIBIT 6.9.

        6.10   Ownership  of  Units.   Seller  shall  not  permit

ownership of Units by Seller and its affiliates to aggregate ten percent or more during the five-year period following the Closing

Date.

        6.11   Computer  Services.  Following the  Closing  Date,

Seller's affiliate will provide computer services to the Business on the terms set forth in EXHIBIT 6.11.

        6.12   Warehouse  Lease.   Following  the  Closing  Date,

Seller's  affiliate, Hunt Midwest Real Estate Development,  Inc.,

will lease the underground warehouse space presently used by  the

Business to Partnership on the terms set forth in EXHIBIT 6.12.

        6.13   License of Service Mark.  Seller will  license  to

Partnership  the  right to use the service  mark,  "QISS  Quality

Integrity Safety and Service," on the terms set forth in  EXHIBIT

6.13.

       6.14  Underground Operations.  Seller will, and will cause its  affiliates to, at all times conduct all operations subjacent to  the  Real  Estate in accordance with the prevailing  industry standards for a prudent operator of such activities.

        6.15  Qualification of Plans.  Seller will promptly adopt

any  amendments  to the Plans required by the  IRS  in  order  to obtain favorable determination letters with respect thereto, and will supply to Partnership a copy of the IRS determination letter with  respect  to  each Plan promptly following Seller's  receipt thereof.

                          ARTICLE VII

                     CONDITIONS OF CLOSING

         7.1    Conditions  to  Partnership's  Obligations.   The

obligations   of  Partnership  to  consummate  the   transactions

contemplated   by  this  Agreement  shall  be  subject   to   the

satisfaction of the following conditions by Seller on  or  before the  Closing  Date, except as Partnership may waive the  same  in writing:

       (a)   No Material Adverse Change.  From December 31, 1994,

to  the  Closing  Date there shall have been no material  adverse change in the Assets or in the financial condition or results  of

operations  of  the  Business  and  there  shall  have  been   no

occurrence  or  circumstances  (whether  arising  heretofore   or

hereafter)  which  might  result in  any  such  material  adverse change.

        (b)    Accuracy  of  Representations  and  Warranties  on

Closing Date.  The representations and warranties made herein  by

Seller  shall be correct on and as of the Closing Date, with  the

same  force  and  effect  as  though  such  representations   and

warranties  were made on and as of the Closing Date,  and  Seller shall  have  fully  complied with all the  covenants,  terms  and conditions hereof.

        (c)   Consents.  All consents required by Partnership  to

be  obtained  in connection with the transaction contemplated  by this Agreement shall have been obtained.

        (d)    Absence of Casualty.  Between the date hereof  and

the  Closing,  there  shall  have  been  no  material  damage  or destruction to the Assets.

        (e)    Receipt  of  Title Insurance.   Partnership  shall

receive,  on the Closing Date, an extended coverage owner's  ALTA policy with endorsements, issued by Chicago Title, insuring  that fee  simple  ownership  of  the Real Estate  is  in  Partnership,

subject  only  to the exceptions set forth in the commitment  for such policy.

        (f)   Investment Letter.  Partnership shall have received

from  Seller an investment letter in the form attached as EXHIBIT

7.1(f).

         (g)    Deliveries.   Seller  shall  have  delivered  all

documents required to be delivered under Section 9.2 hereof.

        (h)   Zoning.  The height restriction imposed on the Real

Estate shall have been amended in accordance with EXHIBIT 7.1(h).

         (i)    Underground  Operations.   Partnership  shall  be

satisfied  that the separate ownership of rights and the  conduct of underground operations subjacent to the Real Estate do not and will  not  create  a material risk to, and will not  unreasonably interfere with, Partnership's future operation of the Business.

        (j)   Municipal Services.  Partnership shall be satisfied

that  the municipal services, including but not limited to  water supply, available to the Business will be sufficient to support the  Business  as  Partnership presently expects  to  develop  it during the five years following the Closing Date.

       7.2   Conditions to Seller's Obligations.  The obligations

of  Seller  to consummate the transactions contemplated  by  this

Agreement  shall be subject to the satisfaction of the  following conditions  by Partnership on or before the Closing Date,  except as Seller may waive the same in writing:

        (a)    Accuracy  of  Representations  and  Warranties  on

Closing Date.  The representations and warranties made herein  by

Partnership shall be correct on and as of the Closing Date,  with the  same  force  and  effect as though such representations  and

warranties  were  made  on  and  as  of  the  Closing  Date   and

Partnership  shall  have fully complied with all  the  covenants,

terms and conditions hereof.

        (b)    Deliveries.  Partnership shall have delivered  all

documents  required to be delivered under Section 9.1 hereof  and

Partnership shall have issued 90 percent of the Units  comprising the  preliminary  Adjusted Price in accordance with  Section  2.2 hereof.

        (c)    No Adverse Change.  From December 31, 1994 to  the

Closing Date, there shall have been no material adverse change in the  financial condition or results of operations, or  assets  of the Partnership.

        (d)    Board Representation.  A representative of  Seller

shall have been elected, subject to the Closing of the

transaction  contemplated  by this Agreement,  to  the  Board  of

Directors of the Managing General Partner.

        7.3   Conditions to the Obligations of Both Parties.  The

respective obligations of Partnership and Seller hereunder  shall be subject, as of the Closing Date, to the following conditions:

        (a)    HSR.   The  expiration of all  applicable  waiting

periods under HSR or early termination thereof.

        (b)   Absence of Proceedings.  No injunction, restraining

order  or other order of a court of competent jurisdiction  shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

                          ARTICLE VIII

                  TERMINATION AND ABANDONMENT

        8.1    Right  to  Termination.   This  Agreement  may  be

terminated  and  the transactions contemplated  herein  abandoned prior to Closing in the following manner:

        (a)    Mutual  Consent.  By mutual consent of Partnership

and Seller; or

        (b)   By Partnership or Seller.  (i)  By Partnership,  if

any condition specified in Section 7.1 has not been satisfied  or waived; (ii) by Seller, if any condition specified in Section 7.2 has  not  been  satisfied or waived; or (iii) by  Partnership  or

Seller (provided that the terminating party is not otherwise in default of or in breach of this Agreement) in the event that  the

Closing shall not have occurred on July 28, 1995.

        8.2    Effect  of  Termination.  If for any  reason  this

Agreement  shall be terminated, this Agreement,  except  for  the obligations  under Section 5.1 and to pay brokerage  fees,  shall thenceforth  be void without any further action by  the  parties.

In  the  event  of  any  such  termination,  neither  Seller  nor

Partnership, nor any of their respective stockholders, general or limited partners, directors or officers shall have any obligation to  the other in damages or for costs, expenses, or otherwise  in connection  with  this Agreement or the transaction  contemplated herein,  provided, however, that termination pursuant to  Section

8.1(b)(iii) hereof shall not relieve any defaulting or  breaching party from any liability to the other parties hereto.

                           ARTICLE IX

                      CLOSING OBLIGATIONS

        9.1   Partnership's Closing Obligations.  At the Closing,

Partnership shall deliver the following to Seller:

        (a)    Certificates representing 90 percent of the  Units

comprising the preliminary Adjusted Price.

        (b)    A certificate signed by an officer of the Managing

General Partner of Partnership, on behalf of Partnership, to  the effect  that  the representations and warranties  of  Partnership made  herein are true and correct as of the Closing Date and that

Partnership has fully performed all of its commitments hereunder.

        (c)   A duly executed instrument effecting the assumption

by Partnership of the Assumed Liabilities.

        (d)    An  opinion of counsel to Partnership in the  form

attached as EXHIBIT 9.1(d).

        9.2    Seller's  Closing Obligations.   At  the  Closing,

Seller shall deliver to Partnership the following:

        (a)    A  certificate signed by an officer of Seller,  on

behalf  of  Seller,  to the effect that the  representations  and

warranties of Seller made herein are true and correct as of   the

Closing  Date  and  that Seller has fully performed  all  of  its commitments hereunder.

         (b)    A  special  warranty  deed  to  the  Real  Estate

acceptable to Chicago Title Insurance Corporation (the  deed  may be  delivered  into escrow for the purpose of  recording  on  the

Closing Date).

       (c)   A General Conveyance, Assignment and Bill of Sale in

the  form  attached  as EXHIBIT 9.2(c) conveying  the  Assets  to

Partnership.

        (d)    An  Assignment or Assignments of the  Intellectual

Property.

        (e)    Certificates of Title for any automobiles, trucks,

trailers or other titled vehicles transferred hereunder.

        (f)    Specific  assignments of such  contracts,  leases,

Assets or agreements as Partnership may reasonably request.

        (g)    An  instrument, in recordable form,  imposing  the

restrictions on sale or development of the Undeveloped Parcel set forth in EXHIBIT 6.9.

       (h)   Any other instruments of conveyance that counsel for

Partnership may reasonably deem necessary or desirable to  effect or evidence the transfers contemplated hereby.

       (i)   Evidence of all consents obtained by Seller.

       (j)   An opinion of counsel to Seller in the form attached

as EXHIBIT 9.2(j).

        (k)    The  agreed preliminary price allocation  schedule

required under Section 2.7.

        (l)    The  computer  services agreement  required  under

Section 6.11.

       (m)   The warehouse lease required under Section 6.12.

                           ARTICLE X

  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

        10.1   Survival  of Warranties.  All representations  and

warranties made herein and in any certificate delivered  pursuant hereto  shall  be deemed to have been relied upon  by  Seller  or

Partnership,   as   the   case  may   be,   notwithstanding   any

investigation  heretofore  made  or  omitted  by  Seller  or   by

Partnership,  as  the  case  may  be.   The  representations  and

warranties  of  Seller and Partnership shall  survive  until  the third anniversary of the Closing of the transactions contemplated by this Agreement, except that Seller's representations and

warranties contained in Section 4.7 shall survive the Closing  in perpetuity.

       10.2  Indemnification.

       (a)   Seller agrees to hold harmless, indemnify and defend

Partnership and its legal representatives, successors and assigns from  and  against  any  loss, claim, cause  of  action,  damage,

liability,  expense  or  cost  of any  kind  or  amount  whatever including court costs and reasonable attorneys' fees which result from or arise out of any:

            (i)  breach of any representation or warranty

       contained in Section 4 hereof made by Seller;

             (ii)    failure  to  perform  any  covenant,

       obligation or agreement of Seller made herein;

           (iii)   claims  or  liabilities  arising  from

       noncompliance with bulk sales laws;

           (iv)  any Retained Liability;

             (v)   without  limiting  the  generality  or

       applicability of this Section 10.2(a), any  claims

       or liabilities relating to events or conditions in

       existence  on the Real Estate prior to Closing  or

       any   future   cleanup   or  closure   obligations

       respecting Regulated Substances used or stored  on

       the Real Estate prior to Closing;

            (vi)   claims  or liabilities related  to  or

       arising out of mining or other operations

       conducted  and  to be conducted subjacent  to  the

       Real Estate, including but not limited to any harm

         to  or  unreasonable interference with the  Real

       Estate or the Business; or

          (vii)  the matters described on Exhibit 10.2.

        (b)   Partnership agrees to hold harmless, indemnify  and

defend  Seller  and  its  legal representatives,  successors  and assigns  from  and  against any loss,  claim,  cause  of  action,

damage, liability, expense or cost of any kind or amount whatever including court costs and reasonable attorneys' fees which result from or arise out of:

             (i)   any  breach  of any representation  or

       warranty  contained in Section 3  hereof  made  by

       Partnership;

            (ii)   any  failure to perform any  covenant,

       obligation   or  agreement  of  Partnership   made

       herein;

          (iii)  any Assumed Liability; or

            (iv)   any violation or alleged violation  of

       any  Environmental  Law or any license  or  permit

       pertaining to any Environmental Law to the  extent

       attributed to the ownership and operation  of  the

       Business  or  the  Assets by Partnership,  or  the

       generation,   transport,   treatment,   recycling,

       storage or disposal of Hazardous Substances, or

       arrangement therefor, at the Real Estate after the

       Closing by Partnership; provided, however, that if

       the   loss,   claim,  cause  of  action,   damage,

       liability,  expense  or  cost  results  both  from

       Hazardous  Substances  in  existence  before   the

       Closing  and  from  the new release  of  Hazardous

       Substances   by  Partnership,  liability   between

       Seller and Partnership shall be apportioned on the

       basis  of  the respective causal contributions  of

       the new releases of Hazardous Substances by

       Partnership  compared to environmental  conditions

       in existence at or prior to the Closing.

        (c)   In the event Partnership or Seller (the "Claimant")

desires   to   make   a   claim  ("Claim")  against   the   other

("Indemnitor") under this Section 10.2, the Claimant  shall  give prompt  notice  in  writing to the Indemnitor setting  forth  the

amount,  nature  and circumstances of the Claim.   In  the  event

that,  as  to any particular Claim, Claimant fails to  give  such prompt  notice  to Indemnitor, Claimant shall be deemed  to  have waived  its right of indemnification for such Claim, but only  to the extent that Indemnitor is actually prejudiced by any delay in its receipt of notice of such Claim.

        (d)    In  the event that any legal proceedings shall  be

instituted  or  that  any Claim or demand shall  be  asserted  by

Claimant in respect of which payment may be sought by Claimant from  Indemnitor  under  the provisions  of  this  Section  10.2,

Indemnitor shall have the right, at its option and at its own expense  (i) to be represented by counsel of its choice who  must be  reasonably  satisfactory to the Claimant and (ii)  to  defend against, negotiate, settle or otherwise deal with any proceeding,

claim  or demand which relates to any loss, liability, damage  or deficiency indemnified against hereunder; provided, however, that no  settlement shall be made without the prior written consent of

the   Claimant   which   shall  not  be  unreasonably   withheld.

Notwithstanding the preceding sentence, the Claimant may participate in any such proceeding with counsel of its choice and at its expense; provided, however, that if defendants in any such action  include  both  the Claimant and the Indemnitor,  and  the

Claimant shall have been advised by its counsel that there may be legal defenses available to the Claimant which are different from or in addition to those available to the Indemnitor, the Claimant shall  have  the right to employ its own counsel in such  action,

and in such event, the fees and expenses of such counsel shall be borne by the Indemnitor.  To the extent the Indemnitor elects not to  defend  such  proceeding, claim or demand  and  the  Claimant defends  against,  settles  or  otherwise  deals  with  any  such proceeding, claim or demand, which settlement may be made without the  consent of the Indemnitor, the Claimant will act  reasonably and in accordance with its good faith business judgment.  The parties  hereto  agree  to cooperate fully  with  each  other  in connection  with  the defense, negotiation or settlement  of  any such legal proceeding, claim or demand.  After any final judgment or  award shall have been rendered by a court, arbitration  board or  administrative  agency  of  competent  jurisdiction  and  the expiration  of  the  time  in which to  appeal  therefrom,  or  a settlement shall have been consummated, or the Claimant  and  the

Indemnitor  shall  have arrived at a mutually  binding  agreement

with   respect  to  each  separate  matter  indemnified  by   the

Indemnitor   hereunder,  the  Claimant  shall  forward   to   the

Indemnitor notice of any sums due and owing by it with respect to such matter and such Indemnitor shall be required to pay all of the  sums so owing to the other party by wire transfer, certified or  bank  cashier's check within 30 days after the date  of  such notice.

        (e)   If Claimant withholds, for any reason, consent to a

settlement  involving  only the payment  of  money,  Indemnitor's maximum  liability  under  this  Article  X  for  any  subsequent settlement  or  judgment  plus the  costs  and  expenses  of  the continued  defense  of  the claim shall  be  the  amount  of  the rejected  settlement.  To the extent Indemnitor incurs  liability in  excess  of  such  maximum amount, Claimant shall  immediately reimburse Indemnitor on demand.  Upon rejection of any settlement into which Indemnitor is willing to enter, Claimant may, at its

option,   assume  the  defense  of  such  claim  with  Indemnitor

remaining  liable under this Article X, subject  to  the  maximum amount set forth above.  Indemnitor shall, upon demand,

immediately  reimburse Claimant for all liabilities  incurred  by

Claimant after assumption of the defense.

        (f)   The exclusive remedy available to a party hereto in

respect  of  the indemnity provided by Sections 10.2(a)  and  (b)

shall  be to proceed in the manner and subject to the limitations contained in this Article X.

                           ARTICLE XI

                         MISCELLANEOUS

       11.1  Expenses.  Each of the parties hereto shall bear its own  expenses in connection with the negotiation and consummation of the transactions contemplated hereby.

        11.2  Representations to Seller's Knowledge.  Whenever  a

representation or warranty is made herein as being "to  the  best of Seller's Knowledge", it is understood that the officers and/or directors  of  Seller have made or caused to  be  made  (and  the results  thereof reported to them) a reasonable investigation  to determine  the  accuracy of such representation  or  warranty  by personnel or representatives competent to determine the  accuracy thereof.

        11.3   Counsel's  Right to Rely.  In furnishing  opinions

pursuant to this Agreement, counsel may rely upon certificates of governmental  officials, opinions of other counsel,  certificates of  the officers of Seller or of Partnership, and such other data as they may deem appropriate as the basis for their opinions.

         11.4    Waiver  of  Compliance  with  Bulk  Sales   Law.

Partnership   hereby  waives  compliance  by  Seller   with   the

provisions of any applicable bulk sales law.

        11.5   Notices.  Any notice required or permitted  to  be

given  under  this  Agreement shall be in writing  and  shall  be personally delivered or sent by certified or registered United

States  mail,  postage prepaid, or by overnight courier  service,

and addressed as follows:

       (a)   If to Seller:


                   Hunt Midwest Entertainment, Inc.
                   8300 N.E. Underground Drive
                   Kansas City, Missouri  64161
                   Attention:  President

                   With a copy to:

                   Seigfreid, Bingham, Levy, Selzer & Gee, P.C.
                   2800 Commerce Tower
                   911 Main Street
                   Kansas City, Missouri  64105
                   Attention:  James T. Seigfreid, Esq.

       (b)   If to Partnership:

                   Cedar Fair, L.P.
                   c/o Cedar Fair Management Company
                   One Causeway Drive
                   Sandusky, Ohio  44871
                   Attention:  President
                   With a copy to:

                   Squire, Sanders & Dempsey
                   4900 Society Center
                   127 Public Square
                   Cleveland, Ohio  44114-1304
                   Attention:  Mary Ann Jorgenson, Esq.

Any  notice which is delivered personally in the manner  provided herein shall be conclusively deemed to have been duly given to the  party  to  whom it is directed upon actual receipt  by  such

party.   Any  notice  which is addressed and  sent  by  overnight

courier  in  the  manner  provided herein shall  be  conclusively deemed  to  have  been duly given to the party  to  which  it  is addressed  at the close of business, local time, of the recipient on the 2nd day after it is so dispatched by overnight courier.

Any  notice which is addressed and mailed in the manner  provided herein  shall be conclusively deemed to have been duly  given  to the  party  to  which it is addressed at the close  of  business,

local  time, of the recipient on the 3rd day after the day it  is so placed in the mail.

        11.6   Entire  Agreement and Amendment.   This  Agreement

constitutes the entire agreement of the parties and there are  no agreements or commitments except as set forth herein (or  in  the exhibits  expressly referred to herein); this  Agreement  may  be amended  only by an instrument in writing executed by the parties hereto  and authorized as provided herein.  Nothing expressed  or implied in this Agreement is intended, or shall be construed,  to confer  upon or give any person, firm or corporation  other  than the  parties hereto any rights or remedies under or by reason  of this Agreement.

        11.7   Restrictions on Transfer of Units; No Registration

Rights.  Seller acknowledges that the Units to be received as the

Adjusted  Price  hereunder will be received in a transaction  not involving any public offering, will be "restricted securities"

under  the  Securities Act, and may not be  sold  or  transferred without  registration under the Securities Act or exemption  from such  registration (including any exemption that may be  provided

pursuant   to  Rule  144  under  the  Securities  Act).    Seller

acknowledges that such Units may be sold, transferred, pledged or hypothecated or otherwise disposed of only in compliance with applicable federal and state securities laws and with evidence satisfactory to Partnership that the contemplated transaction  is permitted by such laws without registration.

        11.8  Curative Allocations.  Partnership and Seller agree

that,  for  income  tax  purposes, but not  for  capital  account purposes,  Partnership shall make special  allocations  of  gross income,  deduction,  gain or loss, as  may  be  selected  by  the

Managing  General  Partner,  to or  from  Seller  (the  "Curative

Allocations")  in  such  aggregate  amount  as  is  necessary  to increase  the  Partnership taxable income otherwise allocable  to

Seller  in  an  amount equal to the difference between  the  fair market value as determined by Partnership's appraisal and the

"Net  Tax  Value"  of  the  depreciable  and  amortizable  assets contributed  by Seller to the Partnership (said difference  being the "Book/Tax Difference"), reduced by Seller's pro-rata interest in  a similarly-determined difference for Partnership's assets as

of  Closing.   The term "Net Tax Value" means the adjusted  basis

for income tax purposes of the contributed assets as of Closing.

Calculation  of the Curative Allocation shall be made  separately for  each  category  of contributed assets.  The  amount  of  the

Curative Allocation per Unit and per year shall be calculated  by

Partnership  in  conformity with the principles  of  Treas.  Reg.

 1.704-3(d) as follows:

        (a)    The Book/Tax Difference in the contributed  assets

shall  be  deemed to be property placed in service by Partnership as of July 1, 1995.

        (b)    The amount of the Curative Allocation per calendar

year shall be calculated by treating the net Book/Tax Differences as  newly acquired property and using MACRS and Section 197 lives and methods.

        (c)    The  Curative Allocation to a Unit shall  continue

after transfer or assignment by Seller until the aggregate amount of  Curative  Allocation for said Unit shall equal  the  Book/Tax

Difference attributable to that Unit, or until Partnership  shall cease to be taxed as a partnership.

        Seller agrees to accept Partnership's calculation of  the

annual Curative Allocation and to prepare its income tax returns consistent with Partnership's calculation made in accordance with this Section 11.8.  Allocations of Partnership income, other than income from the Business during 1995, to the Units shall be  made using  the  monthly  convention presently  used  by  Partnership.

Partnership income from the Business during 1995 shall be

allocated among Unitholders who are partners beginning  July  31,

1995.

        11.9  Execution of Counterparts.  For the convenience  of

the  parties,  this  Agreement may be executed  in  one  or  more counterparts, each of which shall be deemed an original  but  all of which together shall constitute one and the same document.

        11.10  Governing Law.  This Agreement shall be  construed

and governed by the laws of the State of Missouri.

        11.11  No Assignment.  This Agreement may not be assigned

by  Partnership or by Seller without the prior written consent of

Seller   or  Partnership,  as  the  case  may  be,  except   that

Partnership may, without such consent, assign this Agreement to a corporation or partnership owned or controlled by Partnership.

        11.12 Public Announcements.  Neither party will make  any

public  announcement or filing with respect  to  the  transaction provided for herein without the prior consent of the other  party hereto,  except  such  filings  or announcements  as  Partnership reasonably  believes it is obligated to make  under  the  federal securities laws, or except as otherwise required by law.

       IN WITNESS WHEREOF, the parties have caused this Agreement

to   be   executed   by  their  representatives  duly   thereunto

authorized, all as of the date first above written.


                              HUNT MIDWEST ENTERTAINMENT, INC.


                              /S/ Lee A. Derrough
                              By:  Lee A. Derrough
                                  President  and Chief  Executive
Officer



                              CEDAR FAIR, L.P.

                              By:  CEDAR FAIR MANAGEMENT COMPANY
                                 Its General Partner


                              /S/ Richard L. Kinzel
                              By:  Richard L. Kinzel
                                  President  and Chief  Executive
Officer